SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

                           Notification of Late Filing

                                 Commission File Number  0-18377


         o  Form 11-K
         o  Form 20-F             |X|  Form 10-Q and Form 10-QSB
           Form N-SAR

         For period ended                              March 31, 1996

         o        Transition Report on Form 10-K and 10-KSB
         o        Transition Report on Form 20-F
         o        Transition Report on Form 11-K
         o        Transition Report on Form 10-Q and Form 10-QSB
         o        Transition Report on Form N-SAR

         For the transition period ended

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:




                                     PART I

                             REGISTRANT INFORMATION


         Full name of registrant Nona Morelli's II, Inc.

         Former name if applicable

         Address of principal executive office (Street and Number)

                             2 Park Plaza, Suite 470

         City, State and Zip Code           Irvine, California  92714
                                  -----------------------------------


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                                     PART II

                             RULE 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         |X| (b) The subject annual report, semi-annual report, transition report on Forms 10-K, 10- KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

  (c)The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



                                    PART III

                                    NARRATIVE

                                 Not applicable


                                     PART IV

                                OTHER INFORMATION

  (1) Name and telephone number of person to contact in regard to this notification.

      Steven H. Dong                 (714)                833-5381, ext.  21
          (Name)               (Area Code)       (Telephone Number)

  (2)Have all other periodic  reports  required under Section 13 or
     15(d) or the Securities  Exchange Act of 1934 or Section 30 of
     the  Investment  Company Act of 1940 during the  preceding  12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                            |X|  Yes     o  No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                 |X|  Yes    o  No


                  The Registrant anticipates a decrease in the loss from the prior fiscal quarter ended March 31, 1995.



                             Nona Morelli's II Inc.
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:  May 14, 1996                         By:
                               Steven H.  Dong, Chief Financial Officer

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                  |X|  Yes    o  No

                  The Registrant anticipates a decrease in the loss from the prior fiscal quarter ended March 31, 1995.



                             Nona Morelli's II, Inc.
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:  May 14, 1996           By: /s/ Steven H. Dong, Chief Financial Officer
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